                                                                  EXHIBIT 99.1





Media Contact:    Gary Rhodes, The Kroger Co. (513) 762-1304
Investor Contact: Kathy Kelly, The Kroger Co. (513) 762-4969

               KROGER REPORTS EARNINGS PER DILUTED SHARE OF $0.47,
                BEFORE ONE-TIME EXPENSES OF FOUR CENTS PER SHARE,
                           FOR FOURTH QUARTER OF 2001

         CINCINNATI, OH, March 12, 2002 -- The Kroger Co. (NYSE: KR) today reported earnings of $0.47 per diluted share, excluding costs related to a merger and expenses associated with the previously announced strategic growth plan, for the 12-week fourth quarter ended February 2, 2002. These results represent an increase of 6.8%, before one-time items, over the fourth quarter of 2000, after adjusting for the extra week in the year-ago period. Including one-time items and merger-related costs, earnings for the fourth quarter of fiscal 2001 were $0.43 per diluted share.

         Sales for the fourth quarter of fiscal 2001 totaled $12.1 billion, an increase of 3% over the fourth quarter of fiscal 2000 after adjusting for the extra week. On the same basis, total food store sales rose 3.4%. Comparable food store sales, which include relocations and expansions, rose 0.3% for the quarter, while identical food store sales declined 0.3%. Both figures include sales at supermarket fuel centers. (See table 1.)

         EBITDA (earnings before interest, taxes, depreciation, amortization, LIFO and one-time items) for the fourth quarter of 2001 totaled $1.02 billion, an increase of 5.8% from a year ago after adjusting for the extra week.

         The fourth quarter of fiscal 2000, as well as the full fiscal 2000 year, included an extra week. Without adjusting for that extra week, total sales in the fourth quarter of fiscal 2001 declined 4.4%, but increased 2.2% for the full year. Excluding costs related to a merger and expenses associated with the previously announced restructuring, and without adjusting for the extra week, earnings per share for the fourth quarter of fiscal 2001 declined 2.1%, but increased 10.4% for the full year.

          "Kroger's fourth-quarter earnings results were achieved through strong corporate brand sales and a focus on productivity programs as total sales continued to be affected by the weak economy and competitive pressures," said Joseph A. Pichler, Kroger chairman and chief executive officer. "We expect that identical store sales will begin to show modest improvement in the first quarter of fiscal 2002 as a result of the strategic growth plan that we announced on December 11, 2001." He noted that Kroger's identical food store sales for the first five weeks of 2002 are trending upward.

         During the fourth quarter:

         o FIFO gross profit margin, without one-time expenses, increased 48 basis points to 27.71%, driven by the strong performance of Kroger's private-label brands, manufacturing division, and well-managed promotions at Fred Meyer Stores.

         o Operating, general and administrative (OG&A) costs, without one-time expenses, increased 26 basis points to 18.05%. Health care benefit costs rose 18 basis points from the prior year while credit card fees increased four basis points. Soft sales for the quarter offset the significant productivity gains achieved by the Company.

         o Kroger repurchased 5.7 million shares of common stock at an average price of $20.92 per share, for a total investment of $119 million. Since January 2000, Kroger has invested $1.3 billion to repurchase 58.3 million shares. The Company has $657 million remaining under the $1 billion repurchase program authorized last year by Kroger's Board of Directors. At current prices, Kroger continues to repurchase shares.

         During the fourth quarter of 2001, Kroger opened, expanded, relocated or acquired 29 food stores. For the year, food store square footage increased 4.5%. Including acquisitions, capital expenditures for the quarter totaled $458 million.

         Net working capital totaled $648 million, an increase of $142 million from the fourth quarter of fiscal 2000. This reflects an improvement of $175 million in net working capital as compared to the fourth quarter of 1999. Mr. Pichler said Kroger remains committed to achieving its goal of reducing net working capital by $500 million from the benchmark set in the third quarter of 1999.

         Net total debt was $8.5 billion, an increase of $241 million compared to the fourth quarter of 2000. Kroger invested $732 million in share repurchases during 2001. Net total debt improved to 2.27 times EBITDA, as compared to 2.34 times in the fourth quarter of 2000. This represents Kroger's lowest net total debt-to-EBITDA ratio since the merger with Fred Meyer in 1999. The Company continues to improve toward the goal of net total debt equal to 2 times EBITDA.

         During the fourth quarter of 2001, Kroger incurred $18.4 million pre-tax in one-time, merger-related expenses, primarily for systems conversions. For the year, merger-related costs totaled $55.8 million, well below original projections of $70-$80 million. At the beginning of fiscal 2001, Kroger estimated that total merger-related costs for fiscal 2001 and 2002 would be in the range of $90-$100 million pre-tax. Of the remaining $34.2-$44.2 million, Kroger expects $20-$30 million to be incurred in 2002.

         Mr. Pichler said that Kroger's success in converting most of the scheduled divisions to enterprise systems, on schedule and below budget, has prompted the Company to consider converting Fred Meyer Stores as well. The conversion would take place primarily in fiscal 2003, with related expenses incurred that year. However, Mr. Pichler said the Fred Meyer conversion would not change Kroger's year-ago estimate of $90-$100 million for all merger-related expenses.

         Separately, last December Kroger estimated that severance and other costs related to the strategic growth plan would be in the range of $85-$100 million pre-tax. The Company now believes that the total cost will be in the $75-

$90 million range, a reduction of $10 million from Kroger's original estimate. In the fourth quarter of 2001, Kroger incurred a charge of $37.5 million, primarily for severance. Expenses in 2002 related to the strategic growth plan are expected to be $37.5-$52.5 million.

         For the full fiscal 2001, Kroger reported earnings of $1.48 per diluted share, before one-time items. On this basis, these results represent an increase of 13% over fiscal 2000, after adjusting for the 53rd week a year ago. Including one-time items and merger-related costs, earnings per diluted share for fiscal 2001 were $1.26. Sales for fiscal 2001 totaled $50.1 billion, an increase of 4.2% over fiscal 2000 after adjusting for the extra week. EBITDA totaled $3.7 billion for fiscal 2001, an increase of 7.9% over fiscal 2000, on the same basis.
         Mr. Pichler stated that Kroger expects to achieve identical sales growth of 2-3% above product cost inflation over the next two years. He said that implementation of Kroger's strategic growth plan is proceeding on schedule. The consolidation of the Nashville division office and distribution center into Louisville and Atlanta is on schedule. The centralization of additional merchandising and procurement functions, which is expected to reduce product costs, is moving forward as planned. The Company expects that approximately two-thirds of the projected $500 million reduction in annual administrative and operating costs will be achieved by the end of fiscal 2002.

         Looking ahead, Mr. Pichler reiterated Kroger's annual earnings per share growth target of 10-12%, before the one-time items discussed above, for fiscal 2002 and 2003. As previously announced, adjustments to goodwill required by new FASB rules will improve fiscal 2002 EPS by an additional 11 cents. Longer-term, Kroger has established a sustainable EPS growth target of 13-15% per year beginning in fiscal 2004.

         Headquartered in Cincinnati, Ohio, Kroger is one of the nation's largest retail grocery chains. At the end of fiscal 2001, the Company operated 2,418 supermarkets and multi-department stores in 32 states under approximately two dozen banners, including Kroger, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith's, Fry's and Fry's Marketplace, Dillon, QFC and City Market.

Kroger also operates 789 convenience stores, 427 fine jewelry stores, 227 supermarket fuel centers and 41 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com

                                      # # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements relate to, among other things: projected growth in sales and annual earnings per share; working capital reduction; a decline in our net total debt-to-EBITDA ratio; our ability to generate free cash flow; projected future one-time, merger-related costs; and our strategic growth plan; and are indicated by words or phrases such as "comfortable," "committed," "expects," and "goal." These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Our ability to achieve annual sales and earnings per share goals will be affected primarily by: pricing and promotional activities of existing and new competitors, including non-traditional food retailers; our response to these actions; and the success of our strategic growth plan announced in December 2001. In addition to the factors identified above, our identical store sales growth could be affected by increases in Kroger private-label sales as well as the impact of new "sister stores." Kroger's EPS growth goals could be affected by: recessionary trends in the economy; our ability to achieve the cost reductions that we have identified; increases in health care and energy costs above those projected; and the success of our capital investments. Our efforts to meet our working capital reduction targets could be adversely affected by: increases in product costs; newly opened or consolidated distribution centers; our ability to achieve sales growth from new square footage; competitive activity in the markets in which we operate; changes in our product mix; and changes in laws and regulations. Our ability to reduce our net total debt-to-EBITDA ratio could be adversely affected by: our ability to generate sales growth and free cash flow; interest rate fluctuations and other changes in capital market conditions; the Company's stock repurchase activity; unexpected increases in the cost of capital expenditures; acquisitions; and other factors. The results of our strategic growth plan and our ability to generate free cash flow to the extent expected could be adversely affected if any of the factors identified above negatively impact our operations, or if any of our underlying strategies, including those to reduce shrink and OG&A, and to increase productivity, are not achieved. In addition, the timing of the execution of the plan could adversely impact our EPS and sales results. The amount and timing of future one-time, merger-related costs could be adversely affected by our ability to convert remaining systems as planned and on budget. The cost associated with implementation of our strategic growth plan, as well as the amount and timing of our expected cost reductions, could be affected by a worsening economy; increased competitive pressures; and any inability on our part to implement the strategic growth plan when expected. Any labor disputes could affect our ability to achieve the goals outlined above. We assume no obligation to update the information contained herein. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.


Note: Kroger's quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (EST) on March 12, 2002 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from 2 p.m. (EST) on March 12, 2002 through March 19, 2002.

                                 THE KROGER CO.
                   CONSOLIDATED QUARTERLY STATEMENTS OF INCOME
                         WITHOUT AND WITH ONE-TIME ITEMS
                     (in millions, except per share amounts)


                                                                   FOURTH QUARTER 2001                 FOURTH QUARTER 2000
                                                            ---------------------------------     -------------------------------
                                                                        ONE-TIME                              ONE-TIME
                                                            WITHOUT      ITEMS        WITH         WITHOUT     ITEMS      WITH
                                                            -------     --------    ---------     ---------   -------   ---------
SALES                                                      $12,128.6    $     -     $12,128.6     $12,692.1   $     -   $12,692.1

COSTS AND EXPENSES:
        MERCHANDISE COSTS, INCLUDING ADVERTISING,
             WAREHOUSING, AND TRANSPORTATION (a)             8,764.1        4.5       8,768.6       9,220.1       9.7     9,229.8
        OPERATING, GENERAL AND ADMINISTRATIVE (a)            2,189.4       14.7       2,204.1       2,258.4      13.8     2,272.2
        RENT                                                   151.5          -         151.5         154.0         -       154.0
        DEPRECIATION                                           236.7          -         236.7         211.2         -       211.2
        AMORTIZATION OF GOODWILL                                18.9          -          18.9          23.0         -        23.0
        INTEREST EXPENSE INCL. CAPITAL LEASES                  141.4          -         141.4         167.2         -       167.2
        RESTRUCTURING CHARGES (a)                                  -       37.5          37.5             -         -           -
        MERGER RELATED COSTS (a)                                   -       (0.8)         (0.8)            -       2.0         2.0
                                                           ----------   --------    ----------    ----------  --------  ----------

             TOTAL                                          11,502.0       55.9      11,557.9      12,033.9      25.5    12,059.4

        INCOME BEFORE TAX EXPENSE
             AND EXTRAORDINARY ITEMS                           626.6      (55.9)        570.7         658.2     (25.5)      632.7

        TAX EXPENSE (b)                                        244.4      (24.2)        220.2         257.5       7.3       264.8
                                                           ----------   --------    ----------    ----------  --------  ----------

        INCOME BEFORE EXTRAORDINARY ITEMS                      382.2      (31.7)        350.5         400.7     (32.8)      367.9

        EXTRAORDINARY ITEMS (c)                                 (0.1)         -          (0.1)            -         -           -
                                                           ----------   --------    ----------    ----------  --------  ----------

        NET INCOME                                         $   382.1    $ (31.7)    $   350.4     $   400.7   $ (32.8)  $   367.9
                                                           ==========   ========    ==========    ==========  ========  ==========


        INCOME PER BASIC COMMON SHARE:
        FROM OPERATIONS                                    $    0.48                $    0.44     $    0.49             $    0.45
        EXTRAORDINARY ITEMS (c)                                 0.00                     0.00          0.00                  0.00
                                                           ----------               ----------    ----------            ----------

             NET INCOME PER COMMON SHARE                   $    0.48                $    0.44     $    0.49             $    0.45
                                                           ==========               ==========    ==========            ==========

             SHARES USED IN BASIC CALCULATION                  797.5                    797.5         816.2                 816.2

        INCOME PER DILUTED COMMON SHARE:
        FROM OPERATIONS                                    $    0.47                $    0.43     $    0.48             $    0.44
        EXTRAORDINARY ITEMS (c)                                 0.00                     0.00          0.00                  0.00
                                                           ----------               ----------    ----------            ----------

             NET INCOME PER DILUTED COMMON SHARE           $    0.47                $    0.43     $    0.48             $    0.44
                                                           ==========               ==========    -=========            ==========

             SHARES USED IN DILUTED CALCULATION                814.7                    814.7         841.7                 841.7


        EBITDA (d)                                         $ 1,019.9                $ 1,019.9     $ 1,044.2             $ 1,044.2
        LIFO CHARGE (CREDIT)                                    (3.7)                    (3.7)        (15.4)                (15.4)
        GROSS PROFIT % (EXCLUDING LIFO CHARGE/CREDIT)         27.71%                   27.67%        27.23%                27.16%
        MERCHANDISE COSTS, INCLUDING ADVERTISING,
             WAREHOUSING AND TRANSPORTATION                   72.26%                   72.30%        72.64%                72.72%
        OPERATING, GENERAL AND ADMINISTRATIVE                 18.05%                   18.17%        17.79%                17.90%
        EFFECTIVE TAX RATE                                    39.00%                   38.58%        39.12%                41.85%


Note: Certain prior year amounts have been reclassified to conform to current year presentation.

(a) For the fourth quarter, 2001, one-time items included $18.4 million of expenses related to a merger and $37.5 million of expenses related to implementing Kroger's strategic growth plan. For the fourth quarter, 2000, one-time items included $25.5 million of expenses related to a merger.

(b) Fourth quarter, 2000, tax expense is affected by the non-deductibility of certain one-time items.

(c)   The extraordinary items resulted from the early retirement of debt.

(d) EBITDA, as defined in Kroger's credit agreements, represents earnings before interest, taxes, depreciation, amortization, LIFO , and one-time items.

                                 THE KROGER CO.
                 CONSOLIDATED YEAR TO DATE STATEMENTS OF INCOME
                         WITHOUT AND WITH ONE-TIME ITEMS
                     (in millions, except per share amounts)

                                                                    YEAR TO DATE 2001                     YEAR TO DATE 2000
                                                            ---------------------------------     -------------------------------
                                                                        ONE-TIME                              ONE-TIME
                                                            WITHOUT      ITEMS        WITH         WITHOUT     ITEMS      WITH
                                                            -------     --------    ---------     ---------   -------   ---------
SALES                                                      $50,098.0     $      -    $50,098.0     $49,000.4   $      -  $49,000.4

COSTS AND EXPENSES:
        MERCHANDISE COSTS, INCLUDING ADVERTISING,
             WAREHOUSING, AND TRANSPORTATION (a)            36,386.1         11.9     36,398.0      35,767.4       36.8   35,804.2
        OPERATING, GENERAL AND ADMINISTRATIVE (a)            9,342.7        140.2      9,482.9       9,043.6      108.0    9,151.6
        RENT                                                   650.4            -        650.4         647.4          -      647.4
        DEPRECIATION                                           972.5            -        972.5         907.3          -      907.3
        AMORTIZATION OF GOODWILL                               103.1            -        103.1         101.3          -      101.3
        INTEREST EXPENSE INCL. CAPITAL LEASES                  648.0            -        648.0         674.8          -      674.8
        IMPAIRMENT CHARGES (b)                                     -         90.5         90.5             -      190.9      190.9
        RESTRUCTURING CHARGES (a)                                  -         37.5         37.5             -          -          -
        MERGER RELATED COSTS (a)                                   -          4.4          4.4             -       14.6       14.6
                                                           ----------    ---------   ----------    ----------  --------- ----------

             TOTAL                                          48,102.8        284.5     48,387.3      47,141.8      350.3   47,492.1

        INCOME BEFORE TAX EXPENSE
             AND EXTRAORDINARY ITEMS                         1,995.2       (284.5)     1,710.7       1,858.6     (350.3)   1,508.3

        TAX EXPENSE (c)                                        778.1       (110.1)       668.0         728.6     (100.4)     628.2
                                                           ----------    ---------   ----------    ----------  --------- ----------

        INCOME BEFORE EXTRAORDINARY ITEMS                    1,217.1       (174.4)     1,042.7       1,130.0     (249.9)     880.1

        EXTRAORDINARY ITEMS (d)                                 (0.2)           -         (0.2)         (3.2)         -       (3.2)
                                                           ----------    ---------   ----------    ----------  --------- ----------

        NET INCOME                                         $ 1,216.9     $ (174.4)   $ 1,042.5     $ 1,126.8   $ (249.9) $   876.9
                                                           ==========    =========   ==========    ==========  ========= ==========

        INCOME PER BASIC COMMON SHARE:
        FROM OPERATIONS                                    $    1.51                 $    1.30     $    1.37             $    1.07
        EXTRAORDINARY ITEMS (d)                                 0.00                      0.00          0.00                  0.00
                                                           ----------                ----------    ----------            ----------

             NET INCOME PER COMMON SHARE                   $    1.51                 $    1.30     $    1.37             $    1.07
                                                           ==========                ==========    ==========            ==========

             SHARES USED IN BASIC CALCULATION                  804.5                     804.5         823.2                 823.2

        INCOME PER DILUTED COMMON SHARE:
        FROM OPERATIONS                                    $    1.48                 $    1.26     $    1.34             $    1.04
        EXTRAORDINARY ITEMS (d)                                 0.00                      0.00          0.00                  0.00
                                                           ----------                ----------    ----------            ----------

             NET INCOME PER DILUTED COMMON SHARE           $    1.48                    $ 1.26     $    1.34             $    1.04
                                                           ==========                ==========    ==========            ==========

             SHARES USED IN DILUTED CALCULATION                824.6                     824.6         846.1                 846.1


        EBITDA (e)                                         $ 3,742.0                 $ 3,742.0     $ 3,536.1             $ 3,536.1
        LIFO CHARGE (CREDIT)                                    23.3                      23.3          (5.9)                 (5.9)
        GROSS PROFIT % (EXCLUDING LIFO CHARGE/CREDIT)         27.42%                    27.39%        26.99%                26.92%
        MERCHANDISE COSTS, INCLUDING ADVERTISING,
             WAREHOUSING AND TRANSPORTATION                   72.63%                    72.65%        72.99%                73.07%
        OPERATING, GENERAL AND ADMINISTRATIVE                 18.65%                    18.93%        18.46%                18.68%
        EFFECTIVE TAX RATE                                    39.00%                    39.05%        39.20%                41.65%


Note: Certain prior year amounts have been reclassified to conform to current year presentation.

(a) For 2001, one-time items included $55.8 million of expenses related to a merger, $37.5 million of expenses related to implementing Kroger's strategic growth plan, $19.7 million related to store closings announced in the third quarter, 2001, and $81 million of expenses reported in the third quarter, 2001, associated with an energy contract. For 2000, one-time items included $159.4 million of expenses related to a merger.

(b) The impairment charges related primarily to the write-down of certain impaired assets in accordance with Statement of Financial Accounting Standards No. 121.

(c) Tax expense in 2000 is affected by the non-deductibility of certain one-time items.

(d)   The extraordinary items resulted from the early retirement of debt.

(e) EBITDA, as defined in Kroger's credit agreements, represents earnings before interest, taxes, depreciation, amortization, LIFO , and one-time items.

                           CONSOLIDATED BALANCE SHEET
                           Subject to Reclassification
                                 (in millions)


                                                             February 02,      February 03,
                                                                 2002             2001
                                                             -----------       -----------
ASSETS
Current Assets
      Cash                                                   $    160.6        $    160.8
      Receivables                                                 678.7             687.3
      Inventories                                               4,177.6           4,062.7
      Prepaid and other current assets                            562.8             501.5
                                                             -----------       -----------

           Total current assets                                 5,579.7           5,412.3

Property, plant and equipment, net                              9,657.0           8,812.4
Goodwill, net                                                   3,594.2           3,639.4
Other assets                                                      323.8             314.8
                                                             -----------       -----------

           Total Assets                                      $ 19,154.7        $ 18,178.9
                                                             ===========       ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
      Current portion of long-term debt including            $    436.2        $    336.0
          capital leases
      Accounts payable                                          3,004.9           3,008.5
      Accrued salaries and wages                                  583.7             605.7
      Other current liabilities                                 1,389.3           1,431.5
                                                             -----------       -----------

           Total current liabilities                            5,414.1           5,381.7

Long-term debt including capital leases                         8,411.8           8,209.7
Other long-term liabilities                                     1,826.7           1,499.0

Stockholders' equity                                            3,502.1           3,088.5
                                                             -----------       -----------

           Total liabilities and stockholders' equity        $ 19,154.7        $ 18,178.9
                                                             ===========       ===========

Total common shares outstanding at end of period                  794.2             815.5
Total diluted shares Year to Date                                 824.6             846.1

NET TOTAL DEBT (a)                                              8,510.4           8,269.6

ERONOA (b)                                                       25.35%            25.05%


Note: Certain prior year amounts have been reclassified to conform to current year presentation.



                       NET WORKING CAPITAL CALCULATION (c)

                                                      February 02,    February 03,     January 29,
                                                          2002           2001              2000
                                                      ------------    ------------     -----------
           Cash                                        $   160.6       $   160.8        $   280.2
           Receivables                                     678.7           687.3            635.6
           FIFO Inventory                                4,517.6         4,381.8          4,259.7
           Operating prepaid and other assets              488.4           409.8            495.3
           Accounts payable                             (3,004.9)       (3,008.5)        (2,804.4)
           Operating accrued liabilities                (1,922.5)       (1,917.7)        (1,844.2)
           Prepaid VEBA                                   (270.3)         (208.0)          (200.0)
                                                       ---------       ---------        ---------

           Net working capital                         $   647.6       $   505.5        $   822.2

(a) Net total debt, as defined by The Kroger Co., is calculated as the amount of total debt, including capital leases, net of Kroger's investment in debt securities issued by lenders of certain of Kroger's structured financings and net of prefunded employee benefits.

(b) ERONOA, as defined by The Kroger Co., represents the EBITDA return on net operating assets and is calculated as rolling four quarters EBITDA before rent expense, divided by the sum of total assets plus LIFO reserve less goodwill less accounts payable, less prepaid VEBA, plus 8 times rolling four quarters rent expense.

(c) Net working capital, as defined by The Kroger Co., is calculated as current operating assets less current operating liabilities.

           TABLE 1. SUPPLEMENTAL FOOD STORE SALES INFORMATION


                           COMPARABLE FOOD STORE SALES

                                                 FOURTH QUARTER
                                             -----------------------
                                               2001           2000
                                             --------       --------
INCLUDING SUPERMARKET FUEL CENTERS               0.3%          1.9%
EXCLUDING SUPERMARKET FUEL CENTERS              -0.3%          1.6%
TOTAL SUPERMARKET FUEL CENTERS                227            77


                           IDENTICAL FOOD STORE SALES

                                                 FOURTH QUARTER
                                             -----------------------
                                               2001           2000
                                             --------       --------
INCLUDING SUPERMARKET FUEL CENTERS              -0.3%           1.5%
EXCLUDING SUPERMARKET FUEL CENTERS              -0.8%           1.2%
TOTAL SUPERMARKET FUEL CENTERS                227             77


Note: Comparable and identical food store sales for the fourth quarter, 2000, have been adjusted for the extra week in that period.